Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-159831) of MDC Partners Inc. and subsidiaries of our report dated May 7, 2010, relating to the financial statements of Integrated Media Solutions, LLC, which appear in this Form 8-K.

/s/ BDO SEIDMAN, LLP

New York, New York
May 10, 2010